Earnings (Loss) Per Share


     A summary of the reconciliation from basic earnings (loss) per share to diluted earnings (loss) per share for the three and six month periods ended June 30, 1998 and 1997 follows:




                                                          Three Months Ended              Six Months Ended
                                                              June 30                         June 30
                                                         1998          1997              1998          1997
                                                         ----          ----              ----          ----

Net earnings (loss)                                    2,441,170     (363,788)         4,107,760   (7,266,123)
Preferred stock dividends                                 85,964           --            163,839           --
                                                       ---------   -----------         ---------   ----------
Net income available to common stock holders           2,355,206      363,788          3,943,921    7,266,123
                                                       =========   ===========         =========   ==========

Basic EPS-weighted average shares outstanding         12,775,914     8,936,308        11,581,852     8,397,713
                                                      ==========     =========        ==========     =========
Basic earnings (loss) per share                           $ 0.18       $ (0.04)           $ 0.34       $(0.87)
                                                          ======       ========           ======       =======
Basic EPS-weighted average shares outstanding         12,775,914            --        11,581,852            --
Effect of diluted securities:
     Options and warrants                                409,908            --           294,270            --
     Convertible debt                                  1,806,603            --         1,806,603            --
                                                      ----------                      ----------
Dilutive EPS-weighted average shares outstanding      14,992,425            --        13,682,725            --
                                                      ==========                      ==========
Diluted Earnings (loss) per share                         $ 0.18            --            $ 0.33            --
                                                          ======                          ======

Preferred Stock not included in diluted EPS since
antidilutive                                             651,421            --           651,421            --
                                                       =========                       =========